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TANISYS TECHNOLOGY, INC.                                          EXHIBIT 12.1


                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     FOR THE THREE MONTHS ENDED DECEMBER 31, 1996


MONTH           SHARES OUTSTANDING AT MONTH END
------------    -------------------------------
Sept 96              15,978,537
Oct 96               15,978,537
Nov 96               16,070,773
Dec 96               16,626,655
                    -----------
4 month total        64,654,502

Weighted
Average Shares       16,163,626

Net Loss            ($2,137,485)

Loss per Weighted
Average Shares            ($.13)